Exhibit 23.1

Consent Of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-109480, Form S-3 No. 333-110038, and Form S-3 No. 333-108448) of Fisher Scientific International Inc., of our report dated March 4, 2003, except for Notes 23 and 24, as to which the date is November 12, 2003, with respect to the consolidated financial statements of Perbio Science AB (publ) for the years ended December 31, 2002 and 2001, included in the current report on Form 8-K/A of Fisher Scientific International Inc., dated November 14, 2003, filed with the Securities and Exchange Commission.

Helsingborg, Sweden, November 12, 2003

/s/ Lars Träff	/s/ Ake Heden
Authorized Public Accountant	Authorized Public Accountant
Ernst & Young AB	Ernst & Young AB